Exhibit C

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

CTRIP.COM INTERNATIONAL, LTD.,

C-TRAVEL INTERNATIONAL LIMITED,

and

GUANGFU CUI

Dated as of May 22, 2015

i

Exhibits

Exhibit A	Form of Resignation and Release Letters
Exhibit B	Form of Instrument of Transfer

ii

This SHARE PURCHASE AGREEMENT, dated as of May 22, 2015 (this “Agreement”), is by and among Mr. Guangfu Cui an individual with the PRC identification number of 110108196902010857 (the “Seller”), Ctrip.com International Ltd, a limited liability company organized and existing under the Laws of the Cayman Islands (“Ctrip”) and C-Travel International Limited, a limited liability company organized and existing under the Laws of the Cayman Islands (the “Purchaser”, together with Ctrip, the “Ctrip Parties” and each a “Ctrip Party”).  The Seller, Ctrip and the Purchaser are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Seller is the legal and beneficial owner of the Sale Shares and the Put Shares (each as defined below);

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Sale Shares; and

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to have the right to sell the Put Shares to the Purchaser, and the Purchaser desires to grant such right to the Seller.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties each hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                              Defined Terms.  For the purposes of this Agreement, the following terms shall have the following meanings:

“2011 Investor Rights Agreement” means the Investor Rights Agreement, dated as of May 16, 2011, among eLong, TCH Sapphire Limited and Expedia Asia Pacific-Alpha Limited.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“ADSs” means American Depositary Shares, each of which represents two Ordinary Shares, of eLong.

“Affiliate” means, with respect to any specified Person, any other Person that controls, is controlled by, or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Anti-Corruption Laws” shall have the meaning ascribed to this term in Section 3.9.

“Bankruptcy and Equity Exception” shall have the meaning ascribed to this term in Section 3.2.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York or the cities of Beijing, Shanghai or Hong Kong are required by Law to be closed.

“Circular 7” means Circular on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin [2015] No.7)(关于非居民企业间接转让财产企业所得税若干问题的公告(国家税务总局公告2015年第7号)), dated February 3, 2015 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Claimant” has the meaning set forth in Section 8.9(c).

“Closing” shall have the meaning ascribed to this term in Section 2.2.

“Closing Date” shall have the meaning ascribed to this term in Section 2.2.

“Contract” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments, whether written or oral, to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“Ctrip” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Ctrip Shares” means 27,679 ordinary shares of Ctrip with par value of US$0.01 each.

“Ctrip Parties” shall have the meaning ascribed to this term in the recitals to this Agreement.

“eLong” means eLong, Inc., an exempted limited liability company under the Laws of the Cayman Islands.

“eLong Financial Statements” shall have the meaning ascribed to this term in Section 3.8(b) to this Agreement.

“eLong Group Companies” means eLong and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by eLong directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with eLong.

“eLong Permits” shall have the meaning ascribed to this term in Section 3.9(a) to this Agreement.

“eLong SEC Reports” means any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by eLong with the SEC under the Exchange Act at any time on or after December 31, 2012 through the date that is three (3) Business Days prior to the date of this Agreement.

“eLong VIEs” means Beijing eLong Information Technology Co., Ltd. and Beijing Asiamedia Interactive Advertising Co., Ltd.

“Encumbrance” means, with respect to any asset (including any security) any lien (including any tax lien), deed of trust, security interest, pledge, hypothecation, mortgage, license, lease, claim, charge, title retention, right to acquire, option, restrictive covenant, levy, proxy, right of first refusal, right of first offer, easement, servitude, and any other encumbrance or condition whatsoever.

“Equity Securities” means any shares, share capital, registered capital, ownership interest, equity interest or other equity securities of eLong, and any option, warrant or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans (including all options and other awards of equity securities authorized under equity plans, whether or not issued, granted or vested) or similar rights with respect to eLong, or any contract of any kind for the purchase or acquisition from eLong of any of the foregoing, either directly or indirectly.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Purchaser Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, and Section 4.4.

“Fundamental Seller Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.5.

“GAAP” means the United States generally accepted accounting principles or other accounting standards adopted by eLong and applied consistently throughout the Financial Statements

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NASDAQ) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, consent, order, ruling, assessment, investigation, notice or award entered by or with any Governmental Authority.

“ICC” has the meaning set forth in Section 8.9(b).

“Indemnified Party” has the meaning set forth in Section 7.2.

“Indemnifying Party” means the Purchaser or the Seller, as the case may be.

“Intellectual Property” means any and all rights in any of the following: (a) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including rights in password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and patent applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) rights in Internet Web sites, domain names and applications and registrations pertaining thereto; (g) books and records pertaining to the foregoing; and (h) claims or causes of action arising out of past, present or future infringement or misappropriation of any of the foregoing;

“to the Knowledge of” when used in reference to a Party, means the actual knowledge of such Party without having made any enquiries.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Governmental Authority.

“Loss” shall have the meaning ascribed to this term in Section 7.2.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of eLong Group Companies, taken as a whole, or (b) the authority or ability of eLong to perform its obligations under this Agreement; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement , (ii) any effect that results from changes affecting any of the industries in which eLong Group Companies operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the eLong Group Companies in any material respect relative to other participants in the industry in which they operate, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (v) any failure to meet any internal or public projections, forecasts, or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts, or guidance as set forth in (v) are not exceptions to a Material Adverse Effect, or (vi) any change in eLong’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in eLong’s stock price or trading volume as set forth in (vi) are not exceptions to a Material Adverse Effect;

“Memorandum and Articles of Association” means the Third Amended and Restated Memorandum of Association and Third Amended and Restated Articles of Association of eLong, Inc. filed as Exhibits 3.1 and 3.2 of periodic report on Form 6-K furnished to the SEC on December 30, 2010.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Orders” means any judgment, order, decision, writ, injunction, decree, stipulation, assessment, legal or arbitration award, ruling or other finding or agency requirement or settlement or consent agreement.

“Ordinary Shares” means the ordinary shares of eLong that are designated “Ordinary Shares” with a par value of $0.01 each.

“Party” or “Parties” shall have the meaning ascribed to these terms in the recitals to this Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China.

“Providing Party” shall have the meaning ascribed to this term in Section 6.1.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Put Closing Date” shall have the meaning ascribed to this term in Section 5.2(c).

“Put Exercise Notice” shall have the meaning ascribed to this term in Section 5.2(a).

“Put Right” shall have the meaning ascribed to this term in Section 5.1.

“Put Right Commencement Date” shall have the meaning ascribed to this term in Section 5.1.

“Put Shares” means 529,564 Ordinary Shares of eLong.

“Receiving Party” shall have the meaning ascribed to this term in Section 6.1.

“Representatives” shall have the meaning ascribed to this term in Section 6.1.

“RSU Entitlement” means certain restricted stock units granted by eLong to the Seller around or prior to the date hereof, upon the vesting of which the Seller will be entitled to receive 1,059,128 Ordinary Shares representing approximately 1.5% of the outstanding share capital of eLong on the date hereof.

“RSU Value” means, as of a particular date, the product of (i) the volume-weighted average of the closing price of the Ordinary Shares for the 20 trading days immediately preceding such date and (ii) the number of Ordinary Shares that the RSU Entitlement represents assuming all restrictions and conditions on such RSU Entitlement are satisfied and the RSU Entitlement becomes fully vested on such date.

“SAFE Regulations” means the then effective and applicable regulations and rules issued by the State Administration of Foreign Exchange of the PRC.

“Sale Shares” means 1,588,692 Ordinary Shares, including 265,551 ADSs of eLong.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United State Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Subsidiary” of any Person means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with such Person.

“Tax” or “Taxes” means (a) any federal, national, provincial, municipal, local or taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Governmental Authority, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, and (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above.

“Taxing Authority” means any Governmental Authority responsible for the administration of any Tax.

“Third-Party Claim” shall have the meaning ascribed to this term in Section 7.3.

Section 1.2                              Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 The words “party” and “parties” shall, unless the context otherwise requires, be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b)                                 When a reference is made in this Agreement to an Exhibit, Schedule, Article or, Section or subsection, such reference is to an Exhibit, Schedule, Article or, Section or subsection of this Agreement.

(c)                                  The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)                                   All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g)                                  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h)                                 The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i)                                     References to a Person are also to its successors and permitted assigns.

(j)                                    The term “days” shall refer to calendar days.

(k)                                 The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l)                                     A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m)                             References herein to any gender include the other gender.

(n)                                 The term “US$” means United States (U.S.) Dollars. All references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) Dollars except where another currency is explicitly referenced and all payments hereunder shall be made in United States Dollars.

(o)                                 The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

SALE AND PURCHASE OF SHARES

Section 2.1                              Sale and Purchase of Sale Shares.  On the basis of the representations and warranties contained in this Agreement, and upon the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Seller’s right, title and interest to the Sale Shares, for a Purchase Price of US$23,250,062 (the “Purchase Price”).

Section 2.2                              Closing.  Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Sale Shares as contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (or at such other location, date or time as the Parties may mutually agree upon in writing).  The Closing may be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered thereafter.  The Parties acknowledge and agree that all transactions occurring at the Closing shall be deemed to have been taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been executed and delivered simultaneously, and no proceedings or actions shall be deemed taken nor any document deemed executed or delivered until all have been taken, executed and delivered.

Section 2.3                              Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)                                 a duly issued share certificate(s) in the name of the Purchaser, dated as of the Closing Date, evidencing its ownership of all of the Sale Shares (other than those represented by ADSs);

(b)                                 an extract of the Register of Members of eLong, dated as of the Closing Date and duly certified by the registered office provider of eLong, evidencing the ownership by the Purchaser of all of the Sale Shares (other than those represented by ADSs);

(c)                                  an instrument of transfer executed by the Seller in the form attached as Exhibit B to this Agreement transferring all of the Sale Shares (other than those represented by ADSs);

(d)                                 evidence of the irrevocable instructions to the Seller’s agent or other account representative to credit the Sale Shares which are ADSs to the balance account designated by the Purchaser;

(e)                                  duly executed resignation and release letters, dated as of the Closing Date and in the form attached hereto as Exhibit A, of the Seller, evidencing his resignation as a member of the board of directors of eLong (and as a member of the board of directors of all other eLong Group Companies if the Seller also serves any such position);

(f)                                   a true and complete copy of the resolutions of the board of directors of eLong, duly resolving on acceptance of the resignations of the Seller; and

(g)                                  a copy of the register of directors of eLong, dated as of the Closing Date and duly certified by the registered office provider of eLong, evidencing the resignation of the Seller as a director of eLong.

Section 2.4                              Closing Deliveries by the Ctrip Parties. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(a)                                 an amount in cash equal to the Purchase Price by wire transfer in immediately available funds to a bank account(s) designated by the Seller prior to the date of this Agreement, provided that the Ctrip Parties shall not be obligated to deliver or cause to be delivered the Purchase Price pursuant to Section 2.4(a) to the Seller until (i) copies of the closing deliveries set forth in Section 2.3(a) and Section 2.3(b) shall have been delivered by the Seller to the Purchaser and (ii) the Sale Shares which are ADSs shall have been credited to the balance account designated by the Purchaser;

(b)                                 a true and complete copy of the resolutions duly and validly adopted by the board of directors of each of the Ctrip Parties, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(c)                                  an instrument of transfer executed by the Purchaser in the form attached as Exhibit B to this Agreement accepting the transfer of all of the Sale Shares (other than those represented by ADSs).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the eLong SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment thereto filed on or after the date of this Agreement) (excluding disclosures of non-specific risks faced by eLong included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are predictive, general or forward-looking in nature), the Seller hereby represents and warrants to the Purchaser each of the representations and warranties contained in this Article III.

Section 3.1                              Capacity.  The Seller is of sound mind, has the legal capacity to enter into this Agreement, has entered into or will enter into this Agreement on his or her own will, and understands the nature of the obligations to be assumed by him or her under this Agreement.

Section 3.2                              Authorization; Execution and Delivery; Binding Obligations.  This Agreement has been duly executed and delivered by the Seller and, when executed and delivered by the other parties hereto, assuming due authorization, execution and delivery by the Ctrip Parties, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).  Without limiting the generality of the foregoing, no approval by the shareholders of eLong is required in connection with this Agreement, the performance by the Seller of its obligations hereunder, or the consummation by the Seller of the transactions contemplated hereby.

Section 3.3                              Title to the Sale Shares.  As of immediately prior to the execution and delivery of this Agreement by the Parties, the Seller is the sole and exclusive record owner of the Sale Shares, free and clear of any Encumbrances and restrictions on transfer (other than Encumbrances and restrictions under applicable securities Laws and the Memorandum and Articles of Association).  Other than this Agreement, the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Sale Shares, and  there are no outstanding contracts or understandings to which the Seller is a party involving the purchase, sale or other acquisition or disposition of the Sale Shares or any interest therein.  The extract of Register of Members of eLong and related certification issued by the registered office provider of eLong and delivered to the Purchaser by Seller pursuant to Section 2.3 hereof, evidencing the ownership by the Purchaser of all of the Sale Shares, evidences the transfer to the Purchaser good and valid title to such Sale Shares, free and clear of all Encumbrances and restrictions on transfer (except for restrictions on transfer under applicable securities Laws and the Memorandum and Articles of Association) and the Sale Shares to be transferred hereunder by the Seller to the Purchaser shall have been duly authorized and validly issued, and be fully paid and nonassessable with the Purchaser being entitled to all rights accorded to a holder of Ordinary Shares.  The sale of the Sale Shares pursuant to this Agreement is not subject to preemptive or other similar rights of any security holder of eLong or the Seller.

Section 3.4                              No Violation.  The execution, delivery and performance by the Seller of this Agreement do not, and will not, (a) violate, conflict with or result in the breach of any provision of the memorandum and articles of association (or similar organizational documents) of eLong, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or the assets or properties businesses owned by the Seller or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or result in the creation of any liens upon any of the properties or assets of the Seller; other than, in the case of clauses (b) and (c) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5                              Consents.  The execution, delivery and performance by the Seller of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, (a) any Governmental Authority or (b) any third party pursuant to any agreement, indenture or instrument to which the Seller is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for any approvals or filings required for, or in connection with or in compliance with any obligations under the Exchange Act and the rules and regulations of NASDAQ.

Section 3.6                              Organization and Qualification.  To the Knowledge of the Seller, eLong is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands , and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  To the Knowledge of the Seller, eLong is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.  To the Knowledge of the Seller, the Memorandum and Articles of Association are in full force and effect and eLong is not in violation of any of the provisions of its Memorandum and Articles of Association.

Section 3.7                              eLong Group Companies. To the Knowledge of the Seller, each of the eLong Group Companies (other than eLong) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  To the Knowledge of the Seller, each of the eLong Group Companies (other than eLong) is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.  To the Knowledge of the Seller, the constitutional documents of each of the eLong Group Companies

(other than eLong) are in full force and effect and none of the eLong Group Companies (other than eLong) is in violation of any of the provisions of its constitutional documents.  To the Knowledge of the Seller, eLong controls eLong VIEs and Beijing eLong Air Services Co., Ltd., through a series of contractual arrangements, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements.

Section 3.8                              SEC Filings; Financial Statements.

(a)                                 To the Knowledge of the Seller, eLong has filed or otherwise furnished (as applicable) all forms, reports and documents required to be filed with or furnished to the SEC by eLong since December 31, 2012. To the Knowledge of the Seller in each case, as of the date of filing, in the case of eLong SEC Reports filed pursuant to the Exchange Act (and to the extent such eLong SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of eLong SEC Reports filed pursuant to the Securities Act (and to the extent such eLong SEC Reports were amended, then as of the date of effectiveness of such amendment), the eLong SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b)                                 In each case, to the Knowledge of the Seller, each of the consolidated balance sheets, and the related consolidated statements of operations, cash flows and changes in equity, included or incorporated in the eLong SEC Reports (collectively, the “eLong Financial Statements”): (i) has been prepared from, and are in accordance with, the books and records of the eLong Group Companies in all material respects, (ii) presents fairly in all material respects the consolidated financial position of the eLong Group Companies as of the dates shown and the results of the consolidated operations, cash flows and changes in equity of eLong and the consolidated eLong Group Companies for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end audit adjustments and (iii) has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end audit adjustments.

(c)                                  To the Knowledge of the Seller, the eLong Financial Statements complied in all material respects, as to form, as of their respective filing dates with the SEC with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  As of the date hereof, there are no material outstanding or unresolved comments in any comment letter received by eLong from the SEC.

(d)                                 To the Knowledge of the Seller, none of the eLong Group Companies is a party to, or has any agreement, arrangement, contract or other binding commitment to become a party to (a “Contract”), any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among any eLong Group Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K promulgated under the U.S. securities law) in any such case where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, eLong in eLong’s published financial statements or any of the eLong SEC Reports.

Section 3.9                              Permits; Compliance With Law.  To the Knowledge of the Seller:

(a)                                 Each of the eLong Group Companies holds all franchises, grants, authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations, easements and clearances of any Governmental Authority or pursuant to any Law necessary for such eLong Group Company to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “eLong Permits”), except where the failure to comply with, to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the eLong Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Except as would not have, individually or in the aggregate, a Material Adverse Effect, all eLong Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such eLong Permit and none of the eLong Group Companies has received any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such eLong Permit.

(b)                                 (i) None of the eLong Group Companies is, nor has been, in conflict with, default under or violation of any Law applicable to the eLong Group Companies or by which any property or asset of such eLong Group Company is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the eLong Group Companies, taken as a whole; (ii) no investigation by any Governmental Authority with respect to any eLong Group Company is pending, nor has any Governmental Authority indicated to eLong an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to any eLong Group Company, individually or in the aggregate, have not had and would not reasonably be expected to be material to the eLong Group Companies, taken as a whole.

(c)                                  Except as otherwise disclosed in the eLong SEC Reports (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly non-specific and are predictive and forward-looking in nature): (i) no eLong Group Company nor, any agent, representative, director, officer or employee of any such Person acting on behalf of such Person, has taken any action that has or would reasonably be expected to result in, or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding, any violation of any applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, unlawful political contributions or gifts, corrupt practices, record keeping and internal control Laws and similar measures (“Anti-Corruption

Laws”), including to the extent applicable the U.S. Foreign Corrupt Practices Act and the PRC Anti-Corruption Laws; (ii) each such Person has implemented adequate procedures to ensure compliance by each director, officer or employee of such Person with applicable Anti-Corruption Laws, and has instituted and maintained reasonable policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and (iii) no direct equity holder, officer or director of any eLong Group Company is a candidate for political office, or an employee or officer of any government, or of any political party.

Section 3.10                       Undisclosed Liabilities.  Since December 31, 2014, to the Knowledge of the Seller, the eLong Group Companies do not have any liabilities or obligations other than (a) liabilities or obligations reflected on, reserved against, or disclosed in eLong’s balance sheet as of December 31, 2014 (excluding those discharged or paid in full prior to the date of this Agreement), (b) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) liabilities incurred since December 31, 2014 in the ordinary course of business consistent with past practices and any liabilities incurred pursuant to this Agreement and (d) liabilities or obligations that have been disclosed in the eLong SEC Reports prior to the date hereof.

Section 3.11                       Absence of Changes.  Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, to the Knowledge of the Seller, since December 31, 2014, the eLong Group Companies have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a)                                 any Material Adverse Effect;

(b)                                 (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of any eLong Group Company (except for dividends or other distributions by any Subsidiary to eLong or to any of eLong’s wholly owned Subsidiaries or (ii) any redemption, repurchase or other acquisition of any share capital of any eLong Group Company;

(c)                                  any material change in any method of accounting or accounting practice by any eLong Group Company;

(d)                                 any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) in any material aspect of the method of accounting of any eLong Group Company for Tax purposes;

(e)                                  any incurrence of material indebtedness for borrowed money or any guarantee of such indebtedness for another Person or any issue or sale of debt securities, warrants or other rights to acquire any debt security of any eLong Group Company;

(f)                                   any adoption of resolution to approve or petition or similar proceeding or order in relation to a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of any eLong Group Company;

(g)                                  any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of eLong or its property or any part thereof; or

(h)                                 any agreement to carry out any of the foregoing.

Section 3.12                       Exempt Offering.  Assuming the truth and accuracy of the representations and warranties of the Purchaser in Section 4.6 and Section 4.7, the offer and sale of the Sale Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

Section 3.13                       Absence of Litigation.  No Legal Proceedings are pending with respect to the Sale Shares or the Seller or, to the Knowledge of the Seller, any of eLong Group Company, in each case which would reasonably be expected to prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.14                       Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 3.15                       No Additional Representations.  The Seller acknowledges that the Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, and specifically (but without limiting the generality of the foregoing) that the Purchaser makes no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to the Seller of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Purchaser or (b) the future business and operations of the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CTRIP PARTIES

Each of the Ctrip Parties hereby represents and warrants to the Seller each of the representations and warranties contained in this Article IV.

Section 4.1                              Existence and Power.  (i) each of the Ctrip Parties is duly incorporated, validly existing and in good standing under the Laws of the place of its incorporation and (ii) each of the Ctrip Parties has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

Section 4.2                              Authorization; Execution and Delivery; Binding Obligations.  The execution, delivery and performance of this Agreement by each of the Ctrip Parties have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement  has been duly executed and delivered by each of the Ctrip Parties and, when executed and delivered by the other parties hereto, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against each of the Ctrip Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Without limiting the generality of the foregoing, no approval by the shareholders of the Purchaser is required in connection with this Agreement, the performance by the Purchaser or its respective Affiliates of its obligations hereunder, or the consummation by the Purchaser and its respective Affiliates of the transactions contemplated hereby.

Section 4.3                              No Violation.  The execution, delivery and performance by each of the Ctrip Parties of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents) or (b) conflict with or violate any Law or Governmental Order applicable to it or its assets, properties or businesses, (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party, or result in the creation of any liens upon any of its properties or assets; other than, in the case of clauses (b) and (c) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not, individually or in the aggregate, materially and adversely affect its ability to consummate the transactions hereunder.

Section 4.4                              Consents.  The execution, delivery and performance by each of the Ctrip Parties of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, (i) any Governmental Authority or (b) any third party pursuant to any agreement, indenture or instrument to which it is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for any approvals or filings required for, or in connection with or in compliance with its obligations under the Securities Act and the Exchange Act and the rules and regulations of NASDAQ, and, subject to the accuracy of the representations and warranties of the Seller in Section 3.5.

Section 4.5                              Absence of Litigation.  No Legal Proceedings are pending with respect to the Purchaser which would reasonably be expected to prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.6                              Purchase for Own Account; Economic Risk; Financial Capability.  The Purchaser is acquiring the Sale Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act.  The Purchaser acknowledges that it can bear the economic risk of its investment in the Sale Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares.

Section 4.7                              Private Placement; Non-U.S. Person.  The Purchaser understands that (a) the Sale Shares have not been registered under the Securities Act or any state securities Laws, by reason of their transfer by the Seller in a transaction exempt from the registration requirements thereof and (b) the Sale Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.  The Purchaser represents that it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 4.8                              Legend.  The Purchaser understands that the certificate(s) representing the Sale Shares will bear a legend to the following effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S), UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.”

Section 4.9                              Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.10                       No Additional Representations.  The Purchaser acknowledges that the Seller makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, and specifically (but without limiting the generality of the foregoing) that the Seller makes no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to the Purchaser (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the eLong Group Companies or (b) the future business and operations of the eLong Group Companies.

ARTICLE V

SELLER PUT OPTION

Section 5.1                              Grant of Put Option.  Subject to the terms and conditions of Article V, on or after the date falling six months after the date of this Agreement (the “Put Right Commencement Date”), the Seller shall have the right (the “Put Right”), but not the obligation, to cause the Purchaser to purchase all (but not less than all) of the Put Shares in exchange for the Ctrip Shares. Notwithstanding the foregoing, the Seller shall not exercise such Put Right unless he ceases to be affiliated to or associated with eLong (other than in the capacity of an independent consultant).

Section 5.2                              Procedures.

(a)                                 If the Seller desires to sell the Put Shares pursuant to Section 5.1, the Seller shall deliver to the Purchaser a written notice (the “Put Exercise Notice”) exercising the Put Right.

(b)                                 By delivering the Put Exercise Notice, the Seller represents and warrants to the Purchaser that on the date of the Put Exercise Notice and the Put Closing Date: (i) the Seller has full right, title and interest in and to the Put Shares, (ii) the Seller has all the necessary power and authority and has taken all necessary action to sell such Put Shares as contemplated by Article V, (iii) the Put Shares are free and clear of any and all Encumbrances other than those arising as a result of or under the terms of this Agreement, (iv) the Seller is acquiring the Ctrip Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act, (v) the Seller can bear the economic risk of its investment in the Ctrip Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Ctrip Shares, and (vi) the Ctrip Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law and may not be offered or sold except pursuant to registration or to an exemption from the registration statements of the Securities Act.

(c)                                  Subject to Section 5.3, the closing of the sale of Put Shares pursuant to Article V shall take place no later than 60 days following receipt by the Purchaser of the Put Exercise Notice. The Purchaser shall give the Seller at least 10 day’s written notice of the date of closing (the “Put Closing Date”).

Section 5.3                              Cooperation. The Seller and the Purchaser each shall take all actions as may be reasonably necessary to consummate the sale contemplated by Article V, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

Section 5.4                              Closing. On the Put Closing Date,

(a)                                 the Seller shall deliver or cause to be delivered to the Purchaser (i) an extract of the Register of Members of eLong, dated as of the Put Closing Date and duly certified by the registered office provider of eLong, evidencing the ownership by the Purchaser of all of the Put Shares, (ii) an instrument of transfer in respect of the Put Shares executed by the Seller in the form attached as Exhibit B to this Agreement, and (iii) a duly issued share certificate(s) in the name of the Purchaser, dated as of the Put Closing Date, evidencing its ownership of all of the Put Shares;

(b)                                 the Purchaser shall deliver or cause to be delivered to the Seller (i) an extract of the Register of Members of Ctrip, dated as of the Put Closing Date and duly certified by the registered office provider of Ctrip, evidencing the ownership by the Seller of all of the Ctrip Shares, (ii) a duly issued share certificate(s) in the name of the Seller, dated as of the Put Closing Date, evidencing its ownership of all of the Ctrip Shares, and (iii) a board resolution of Ctrip approving the issuance of the Ctrip Shares;

(c)                                  The Purchaser shall represent and warrant that (i) assuming the truth and accuracy of the representations and warranties of the Purchaser in Section 5.2(b)(iv), Section 5.2(b)(v) and Section 5.2(b)(vi), the offer and sale of the Ctrip Shares are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations, (ii) Ctrip is not required to register as an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended, (iii) the Purchaser is acquiring the Put Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act, (iv) the Purchaser can bear the economic risk of its investment in the Put Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Put Shares, and (v) the Put Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law and may not be offered or sold except pursuant to registration or to an exemption from the registration statements of the Securities Act.;

(d)                                 the Ctrip Parties shall covenant that, to the extent that the Seller is unable to resell the Ctrip Shares in reliance on an exemption from the Securities Act after six (6) months of the Put Closing Date due to reasons not attributable to the Seller, the Ctrip Parties will use commercially reasonable efforts to provide customary registration rights to the Seller so that the Ctrip Shares can be sold under the Securities Act; and

(e)                                  the Seller shall acknowledge that the certificate(s) representing the Ctrip Shares will bear a legend to the following effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S), UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.”

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                              Confidentiality.  Subject to the disclosures permitted by Section 8.2, each of the Parties acknowledges that the information being provided to such Party (the “Receiving Party”) in connection with the transactions contemplated by this Agreement may be material non-public information and hereby covenants and agrees to keep, and cause its Affiliates and its and its Affiliates’ directors, officers, employees, accountants, agents, counsel and other representatives (collectively, “Representatives”) to keep, confidential any information identified by the Party providing information hereunder (the “Providing Party”) as confidential, unless (a) such information becomes generally available to the public (other than as a result of a breach of this Section 6.1 by the Receiving Party, its Affiliates or their Representatives), (b) such information was available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party, its Affiliates or their Representatives) that, to the Receiving Party’s knowledge, is not and was not prohibited from disclosing such information to such Receiving Party by a contractual, legal or fiduciary obligation or (c) the Receiving Party is required by applicable Law or any Governmental Order to disclose such information; provided, however, that in an event specified in clause (c) above, the Receiving Party shall provide the Providing

Party with prompt prior written notice of such required disclosure and that the Receiving Party shall disclose only that portion of the confidential information that such Receiving Party is advised by counsel is legally required.

Section 6.2                              Certain PRC Regulatory Matters.

(a)                                 The Seller hereby acknowledges, covenants and agrees that (i) the Purchaser shall have no obligation to pay any Tax assessed by the applicable PRC Taxing Authority on the Seller, or any other Tax of a nature that is required by applicable Law (including Circular 7) to be paid by the Seller with respect to the sale of the Sale Shares pursuant to this Agreement, (ii) the Seller shall bear and pay any Tax assessed by the applicable PRC Taxing Authority on the Seller with respect to the sale of the Sale Shares pursuant to this Agreement, (iii) the Seller shall make any and all proper tax filings with the applicable PRC Taxing Authority pursuant to applicable Law (including Circular 7) in connection with the transactions contemplated by this Agreement (it being agreed that the Purchaser shall use commercially reasonable efforts to facilitate such tax filings), and (iv) upon the written request from the Purchaser, the Seller shall promptly provide the Purchaser with evidence that he has made all proper tax filings with the applicable PRC Taxing Authority pursuant to applicable Law (including Circular 7) in connection with the transactions contemplated by this Agreement.

(b)                                 The Seller, to the extent it is subject to or under the jurisdiction of the SAFE Regulations, hereby undertakes to the Purchaser that it will fully comply with the requirements of the SAFE Regulations in connection with the transactions contemplated hereby.

ARTICLE VII

INDEMNIFICATION

Section 7.1                              Survival of Representations and Warranties.

(a)                                 The representations and warranties of each of the Parties contained in this Agreement shall survive for fifteen (15) months following the Closing; provided, however, that the Fundamental Seller Representations and the Fundamental Purchaser Representations shall survive indefinitely.  The covenants and agreements of each of the Parties set forth herein shall survive the Closing until fully discharged in accordance with their terms.

(b)                                 Notwithstanding the foregoing Section 7.1(a), any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 7.1(a) above if a written notice describing in reasonable detail the nature of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(c)                                  Notwithstanding the foregoing Section 7.1(a), the expiration of the survival period under Section 7.1(a) above shall not apply in the case of fraud.

Section 7.2                              Indemnification.  Following the Closing, the Seller shall indemnify and hold harmless the Ctrip Parties and their respective Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, an “Indemnified Party”) from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable and documented attorney’s fees and expenses) (each, a “Loss”) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)                                 the failure of any of the representations or warranties made herein by the Seller to be true and accurate when made; or

(b)                                 any breach or violation of, or failure to perform or fulfill, any covenants or agreements made herein by the Seller in any material respects.

Section 7.3                              Procedure Relating to Indemnification.

(a)                                 If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third-Party Claim”) against it or which may give rise to a claim for Loss under this Article VII, within thirty (30) calendar days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party or Indemnifying Parties, as the case may be, notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article VII except to the extent that such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VII.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party or Indemnified Parties hereunder against any Losses that may result from such Third-Party Claim, then such Indemnifying Party or Indemnifying Parties, as the case may be, shall be entitled to assume and control the defense of such Third-Party Claim at its or their expense and through counsel of its or their choice if it or they give notice of such intention to do so to the Indemnified Party or Indemnified Parties, as the case may be, within fourteen (14) days of the receipt of notice from any Indemnified Party of such Third-Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party or Indemnified Parties in its or their sole and absolute discretion for the same counsel to represent both the Indemnified Party or Indemnified Parties and the Indemnifying Party or Indemnifying Parties, then the Indemnified Party or Indemnified Parties shall be entitled to retain its or their own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party or Indemnifying Parties.  In the event that the Indemnifying Party or Indemnifying Parties exercise the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party or Indemnified Parties shall cooperate with the Indemnifying Party or Indemnifying Parties in such defense and make available to any Indemnifying Party, at such Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by such Indemnifying Party.  Similarly, in the event any Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, such Indemnifying Party shall cooperate with the Indemnified Party or Indemnified Parties in such defense and make available to any Indemnified Party, at such Indemnifying Party’s or Indemnifying Parties’ expense, all such witnesses, records, materials and information in such

Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as is reasonably required by any Indemnified Party.  No Third-Party Claim may be settled (i) by any Indemnified Party without the prior written consent of the Indemnifying Party or Indemnifying Parties (which shall not be unreasonably withheld or delayed) if the Indemnifying Party or Indemnifying Parties acknowledge in writing its or their obligation to indemnify such Indemnified Party hereunder against any Losses that may result from such Third-Party Claim or (ii) by any Indemnifying Party without the prior written consent of the Indemnified Party or Indemnified Parties, except, in the case of (ii) only, where settlement of such Third-Party Claim (A) includes an unconditional release of the Indemnified Party or Indemnified Parties from all liability arising out of such Action, audit, demand or assessment and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(b)                                 If any Indemnified Party becomes aware of any circumstances that may give rise to an indemnification claim for any matter not involving a Third-Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Parties and (ii) deliver to the Indemnifying Parties a written notice describing in reasonable detail the nature of the circumstances giving rise to the potential claim; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article VII except to the extent that such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VII.  With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within fourteen (14) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.  If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved pursuant to Section 8.8.

Section 7.4                              Limitations.  Notwithstanding any provision of this Agreement to the contrary, any claims any Indemnified Party makes under this Article VII will be subject to the following:

(a)                                 Indemnification Cap.  The aggregate amount of Losses for which the Indemnified Parties shall be entitled to recover pursuant to this Article VII in respect of breach of representations and warranties made herein by the Seller shall not exceed the Purchase Price, provided that the amount of Losses for which the Indemnified Parties shall be entitled to recover pursuant to this Article VII in respect of breach of representations and warranties made herein by the Seller (other than the Fundamental Seller Representations) shall not exceed an amount equal to the RSU Value on the date hereof.

(b)                                 Losses Net of Insurance Proceeds and Other Third-Party Recoveries.  All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VII shall be reduced by the amount of (i) insurance proceeds, indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Losses incurred by such Indemnified Party and which has actually been received, obtained and realized by such Indemnified Party and (ii) any Tax benefits actually realized by the Indemnified Party in respect of any such Losses.  In the event any Indemnified Party is entitled to any insurance proceeds, indemnification payments or any third-party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article VII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries.  In the event that any such insurance proceeds, indemnification payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnification payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment, less all costs of recovery and Taxes imposed with respect thereto.  An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article VII, provided that all costs of mitigation shall be taken into account in calculating Losses hereunder.

(c)                                  No Duplicate Claims.  In the event an Indemnified Party recovers Losses in respect of an indemnification claim hereunder, no other Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.  For the avoidance of doubt, any liability for indemnification under this Agreement shall be determined without duplication of recovery of Losses by reason of any state of facts giving rise to such Losses constituting a breach of more than one representation or warranty.

(d)                                 Fraud.  Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification set forth in this Section 7.4 shall not apply to the extent such Losses arise or are increased as the consequence of any fraud or willful misconduct by the Indemnifying Party.

Section 7.5                              Forfeiture of RSU Entitlement.

(a)                                 If the Purchaser becomes aware of any breach of representations and warranties made herein by the Seller (other than the Fundamental Seller Representations), the Purchaser shall promptly and in any event on or prior to April 30, 2016, give a written notice to the Seller describing in reasonable detail the nature of the breach thereof. Upon receiving any such notice, the Seller shall take all actions necessary or desirable to prevent the RSU Entitlement from vesting, including, without limitation, giving notice to the board of directors or the compensation committee of eLong applying for a delay of vesting of his RSU Entitlement and executing and delivering all documentation to effect such delay. The Purchaser agrees that it shall use reasonable efforts to assist the Seller to delay the vesting of the RSU Entitlement. The Parties agree that the RSU Entitlement shall not vest for as long as any Losses for which the Indemnified Parties shall be entitled to recover with respect to any breach of representations and warranties made herein by the Seller (other than the Fundamental Seller Representations) pursuant to this Article VII remains outstanding.

(b)                                 The Parties agree that the Seller may discharge his indemnification obligation hereunder by surrendering all or part of his RSU Entitlement for forfeiture, provided that the number of the RSU Entitlement so forfeited (the “Forfeited RSU Entitlement”) shall not be less than the product of (i) a ratio, with the numerator being the aggregate amount of Losses for which the Indemnified Parties shall be entitled to recover pursuant to this Article VII and the denominator being the RSU Value on the date hereof and (ii) the total number of the RSU Entitlement on the date hereof.

(c)                                  The Seller undertakes that he will take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or agreement or contract or other binding instrument to which the Seller is a party to surrender the Forfeited RSU Entitlement for forfeiture pursuant to Section 7.5(b) as promptly as possible, including preparing, executing and filing all documentation to effect all necessary notices and to obtain all consents, approvals and authorizations from any Person that are necessary or advisable to be obtained in order to effect the forfeiture of the Forfeited RSU Entitlement pursuant to Section 7.5(b).

(d)                                 The Seller further undertakes that, for as long as any Losses for which the Indemnified Parties shall be entitled to recover pursuant to this Article VII remains outstanding, without the prior written consent of the Purchaser, the Seller will not, directly or indirectly, transfer, sell, assign, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to all or any part of any interest in any RSU Entitlement, other than pursuant to this Agreement. Any purported transfer, sale, assignment, pledge, hypothecation, encumbrance or disposal of the RSU Entitlement in contravention of this Section 7.5(d) shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever.

Section 7.6                              No Special Damages.  Losses shall expressly exclude any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (i) based on special, punitive, exemplary, indirect, incidental, consequential and similar damages, (ii) based on loss of enterprise value or dimunition in value of any business and (iii) calculated based on a multiple of profits or revenues; provided, however, that Losses shall include any of the foregoing awarded in an Action (or settlement thereof) to a third party against an Indemnifying Party, without regard to the foregoing limitations.

Section 7.7                              Indemnification Sole and Exclusive Remedy.  Following the Closing, indemnification pursuant to this Article VII shall be the sole and exclusive monetary remedy of the Parties and any Parties claiming by or through any Party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, except in each case pursuant to Section 8.13 or in the case of fraud or willful misconduct.

Section 7.8                              Tax Treatment of Indemnity Payments.  Except to the extent otherwise required by applicable Law and subject to Governmental Orders that are issued based on a fixed amount of Purchase Price, the Parties shall treat any indemnification payment hereunder as an adjustment to the Purchase Price for all tax purposes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                              Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party) or (iii) three (3) Business Days after deposit with an internationally recognized overnight courier service to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.1):

(a)                                                                       If to the Ctrip Parties, to:

99 Fu Quan Road

Shanghai 200335

People’s Republic of China

Tel: +(8621) 3406-4880

Fax: +(8621) 5251-0000

Attention: Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom

c/o 42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Tel: +852 3740-4700
Attention: Z. Julie Gao, Esq.

(b)                                                                       If to the Seller, to:

Apt 96202, Zhongguanxinyuan,
126 Zhongguancun North Street,
Beijing 100871, China
Tel: +8613910529628
Fax: +86-10-62752288
E-mail:cuiguangfu@yahoo.com
Attention: Guangfu Cui

Section 8.2                                    Public Disclosure.  Without limiting any other provision of this Agreement, each of the Parties shall consult with each other and issue a joint press release with respect to the execution of this Agreement and the transactions contemplated hereby.  Thereafter, none of the Parties, nor any of their respective Affiliates, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other Parties, except to the extent a Party’s counsel deems such disclosure necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing Party shall give the other Parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law, shall limit such disclosure to the information such counsel advises is required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other Parties regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other Parties).  Notwithstanding anything to the contrary in this Section 8.2, each of the Ctrip Parties and the Seller may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by the Parties or otherwise made in accordance with this Section 8.2 and do not reveal material, non-public information regarding the other Parties or the transactions contemplated this Agreement.

Section 8.3                              Amendment.  Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the Parties.

Section 8.4                              Waiver and Extension.

(a)                                 The Ctrip Parties may (i) extend the time for the performance of any of the obligations or other acts of any of the Seller, (ii) waive any inaccuracies in the representations and warranties of the Seller contained herein or in any document delivered by the Seller pursuant hereto or (iii) waive compliance with any of the agreements of the Seller or conditions to the obligations of the Ctrip Parties contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Ctrip Parties.

(b)                                 The Seller may (i) extend the time for the performance of any of the obligations or other acts of the Ctrip Parties, (ii) waive any inaccuracies in the representations and warranties of the Ctrip Parties contained herein or in any document delivered by the Ctrip Parties pursuant hereto or (iii) waive compliance with any of the agreements of the Ctrip Parties or conditions to the obligations of the Ctrip Parties contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Seller.

(c)                                  No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 8.4 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 8.4 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates.  The failure of the Ctrip Parties on the one hand, or the Seller, on the other hand, to assert any of their respective rights hereunder shall not constitute a waiver of any of such rights.

Section 8.5                              Fees and Expenses.  Each Party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.6                              Assignment.  This Agreement and the rights and obligations of the Parties hereunder may not be assigned by the Ctrip Parties without the Seller’s written consent or by the Seller without the Ctrip Parties’ written consent.  Any assignment in violation of this Section 8.6 shall be null and void.

Section 8.7                              No Third-Party Beneficiaries.  Except for the provisions of Article VII relating to the Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 8.8                              Governing Law; Dispute Resolution.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)                                 All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with the said rules. The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(c)                                  The arbitration shall be conducted by three arbitrators.  The Party that initiates the arbitration process (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”).  The other Party (or the other Parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing.  If within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC.  The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint.  When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment.  If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment.  The third arbitrator shall act as Chair of the tribunal.

(d)                                 The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.  The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover special, punitive, exemplary, consequential or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of such damages awarded against a Party in an action brought against it by an independent third party.  The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.  Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Laws, be charged against the Party resisting such enforcement.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(e)                                  The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any other quotation system or exchange on which the disclosing Party’s securities are listed or applicable Laws.

(f)                                   The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g)                                  All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States Dollars (or, if a payment in United States Dollars is not permitted by Law and if mutually agreed upon by the Parties, in PRC currency), free from any deduction, offset or withholding for taxes.

Section 8.9                              Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties and/or their Subsidiaries and Affiliates with respect to the subject matter of this Agreement.

Section 8.10                       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate together in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 8.11                       Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.12                       Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine if any of the provisions of this Agreement are not performed in accordance with their specific terms.  Accordingly, in addition to any other right or remedy to which a Party hereto may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other undertaking.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ XIAOFAN WANG
Name: Xiaofan Wang
Title: Chief Financial Officer

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ XIAOFAN WANG
Name: Xiaofan Wang
Title: Chief Financial Officer

GUANGFU CUI

By:	/s/ GUANGFU CUI
Name: Guangfu Cui
Title:

[Share Purchase Agreement Signature Page]

EXHIBIT A

FORM OF RESIGNATION AND RELEASE LETTERS

The Board of Directors

eLong, Inc. (the “Company”)

[ADDRESS]

[DATE]

Dear Sirs,

I hereby resign as a director of the Company with effect from the date of this letter.

I irrevocably confirm that I (in my capacity as director of the Company) have no claims (whether under common law, contract, equity, statute or otherwise and whether present, future, actual, contingent or otherwise) against the Company, or its directors, officers, employees or shareholders in respect of loss of office as a director of the Company. To the extent that any such claim(s) may exist, I irrevocably and unconditionally waive it or them and release the Company and its directors, officers, employees and shareholder from any liability in respect thereof.

My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Nothing contained in this letter shall operate as a waiver or release in respect of any accrued or prospective remuneration, bonus, benefits or other sums to which I am or will be entitled to by virtue of acting as an executive officer of the Company.

To the maximum extent permitted by the laws of the place of incorporation of the Company, this letter and all matters arising out of or relating to this letter shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to any choice or conflict of law provision or rule therein.

Yours faithfully,

[NAME OF DIRECTOR]

Exhibit B

Form of Instrument of Transfer

FOR VALUE RECEIVED US$15,477,533
GUANGFU CUI hereby sells, assigns and transfers unto
C-TRAVEL INTERNATIONAL LIMITED [transferee] of
                                                                                  [address]
1,057,590 Ordinary Shares and of eLong, Inc.

Dated

(Transferor)

In the presence of:

(Witness)

(Transferee)

In the presence of:

(Witness)